Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	October 21, 2010		Andrea Short
574 235 2000

1ST SOURCE ANNOUNCES THIRD QUARTER INCOME INCREASE
DIVIDEND ANNOUNCED

South Bend, IN – South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $11.20 million an increase of 66.39% over the $6.73 million in the third quarter 2009. For the first three quarters of the year, net income was $28.68 million versus $19.27 million a year earlier, a 48.84% increase. Diluted net income per common share for the third quarter of 2010 was $0.39 versus $0.21, up 85.71% over the same period in 2009. Diluted net income per common share for the first three quarters was $0.96, an increase of 60.00% compared to $0.60 in 2009.
At the October meeting, the Board of Directors approved a cash dividend of $0.16 per common share, payable on November 15, 2010 to shareholders of record on November 5, 2010.
Christopher J. Murphy III, Chairman of 1st Source, commented, “We continue to see improvement in our performance as we focus on the basics in these challenging times. We have concentrated on taking care of our clients, and on offering advice and information to help them weather the downturn.”
 “Credit continues to be challenging. During the quarter, we provided $5.58 million to our loan and lease loss reserve, net-charge-offs were $4.08 million, and our nonperforming assets increased somewhat. Our reserve for loan and lease losses was 2.88% of loans and leases compared to 2.76% a year earlier as we continue to maintain strong reserves.”
“Although pleased with the bank’s performance, which is one of the best quarters in our history, we are disappointed that the economy has not improved more quickly and are very concerned about the mounting federal deficit and the impact it all will have on future interest rates. Trying to plan how best to position our investment portfolios with remarkably low rates now, with the probability of dramatically higher rates in the future, is challenging at best. We also worry about the unintended consequences of increasing regulation on community banks. While well intended, each new law and regulation increases costs of serving our clients and makes it more difficult to do so. All of us in banking are being painted with the same brush. We are a community bank focused on meeting the needs of our clients now and for future generations. Our success is built on long-lasting relationships.

It is that focus that kept us out of sub-prime lending and offering exotic mortgage instruments. In spite of anything happening in Washington, good or bad,  we stay focused on providing outstanding client service, watching expenses, and concentrating on credit quality.” concluded Mr. Murphy.
As of September 30, 2010, the 1st Source common equity-to-assets ratio was 10.82% compared to 10.64% a year ago and the tangible common equity to tangible assets ratio was 9.03% compared to 8.77% a year earlier. Common shareholders' equity was $490.41 million, up 4.40% from the $469.72 million reported a year ago. Total assets at the end of the third quarter of 2010 were $4.53 billion, up 2.70% from a year ago. Total loans and leases were $3.11 billion, relatively flat and total deposits were $3.57 billion, up 2.28% over the comparable figures at the end of the third quarter of 2009.
Noninterest income for the third quarter was $22.75 million, up 12.32% from the same period in 2009. For the nine months, noninterest income was $64.28 million, an increase of 1.20% from 2009. The increase in noninterest income for the third quarter was due to higher mortgage banking income from gains on loan sales and increased refinance activity. The year-to-date increase was primarily due to higher investment securities and other income investment gains offset by lower mortgage banking income in the first six months of the year.
Noninterest expense for the third quarter was $37.81 million, a 3.39% increase from the $36.57 million reported in the third quarter a year earlier. Noninterest expense for the first nine months of 2010 was $114.57 million versus $112.56 million for the same period of 2009. The leading factors in the change were higher employee benefits, professional fees and loan and lease collection and repossession expense offset by reduced furniture and equipment expense and FDIC (special assessment costs occurred in the second quarter of last year) and other insurance expense.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 22 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance.

Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
3rd QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
END OF PERIOD BALANCES
Assets			$4,532,313	$4,413,160
Loans and leases			3,112,179	3,094,030
Deposits			3,566,194	3,486,714
Reserve for loan and lease losses			89,509	85,504
Intangible assets			89,287	90,669
Common shareholders' equity			490,406	469,718
Total shareholders' equity			596,323	574,330

AVERAGE BALANCES
Assets	$4,518,393	$4,463,324	$4,507,258	$4,508,202
Earning assets	4,182,332	4,159,318	4,167,605	4,206,498
Investments	895,743	826,468	901,844	818,498
Loans and leases	3,129,445	3,130,362	3,116,927	3,184,394
Deposits	3,568,428	3,536,013	3,578,440	3,571,280
Interest bearing liabilities	3,357,917	3,390,440	3,384,473	3,453,618
Common shareholders' equity	492,025	469,409	482,418	467,351
Total shareholders' equity	597,728	573,819	587,795	563,163

INCOME STATEMENT DATA
Net interest income	$37,184	$32,046	$108,335	$94,681
Net interest income - FTE	38,019	33,029	110,909	97,512
Provision for loan and lease losses	5,578	6,469	15,764	22,741
Noninterest income	22,751	20,256	64,275	63,510
Noninterest xxpense	37,810	36,570	114,569	112,559
Net income	11,203	6,733	28,677	19,267
Net income available to common shareholders	9,482	5,032	23,528	14,557

PER SHARE DATA
Basic net income per common share	$0.39	$0.21	$0.96	$0.60
Diluted net income per common share	0.39	0.21	0.96	0.60
Common cash dividends declared	0.15	0.15	0.45	0.43
Book value per common share	20.26	19.46	20.26	19.46
Tangible book value per common share	16.57	15.70	16.57	15.70
Market value - High	18.99	17.94	20.36	23.92
Market value - Low	15.98	14.52	14.25	14.16
Basic weighted average common shares outstanding	24,247,236	24,164,884	24,247,468	24,166,887
Diluted weighted average common shares outstanding	24,253,883	24,212,042	24,254,026	24,215,542

KEY RATIOS
Return on average assets	0.98%	0.60%	0.85%	0.57%
Return on average common shareholders' equity	7.65	4.25	6.52	4.16
Average common shareholders' equity to average assets	10.89	10.52	10.70	10.37
End of period tangible common equity to tangible assets	9.03	8.77	9.03	8.77
Risk-based capital - Tier 1	16.86	16.14	16.86	16.14
Risk-based capital - Total	18.15	17.43	18.15	17.43
Net interest margin	3.61	3.15	3.56	3.10
Efficiency: expense to revenue	60.70	66.90	63.68	67.59
Net charge offs to average loans	0.52	0.52	0.62	0.71
Loan and lease loss reserve to loans and leases	2.88	2.76	2.88	2.76
Nonperforming assets to loans and leases	3.09	2.95	3.09	2.95

ASSET QUALITY
Loans and leases past due 90 days or more			$1,104	$1,125
Nonaccrual and restructured loans and leases			79,094	80,361
Other real estate			7,010	4,074
Former bank premises held for sale			2,190	3,095
Repossessions			9,665	5,672
Equipment owned under operating leases			311	74
Total nonperforming assets			99,374	94,401

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30,	September 30,
	2010	2009
ASSETS
Cash and due from banks	$60,395	$56,408
Federal funds sold and
interest bearing deposits with other banks	79,082	65,307
Investment securities available-for-sale
(amortized cost of $848,409 and $871,266
at September 30, 2010 and 2009, respectively)	874,514	886,777
Other investments	21,012	21,012
Trading account securities	125	117
Mortgages held for sale	114,947	39,364

Loans and leases - net of unearned discount:
Commercial and agricultural loans	535,874	567,476
Auto, light truck and environmental equipment	397,297	313,808
Medium and heavy duty truck	174,459	219,762
Aircraft financing	620,996	633,552
Construction equipment financing	304,035	326,858
Loans secured by real estate	979,442	917,754
Consumer loans	100,076	114,820
Total loans and leases	3,112,179	3,094,030
Reserve for loan and lease losses	(89,509)	(85,504)
Net loans and leases	3,022,670	3,008,526

Equipment owned under operating leases, net	84,430	91,538
Net premises and equipment	36,133	38,552
Goodwill and intangible assets	89,287	90,669
Accrued income and other assets	149,718	114,890

Total assets	$4,532,313	$4,413,160

LIABILITIES
Deposits:
Noninterest bearing	$495,778	$425,742
Interest bearing	3,070,416	3,060,972
Total deposits	3,566,194	3,486,714

Federal funds purchased and securities
sold under agreements to repurchase	145,887	129,707
Other short-term borrowings	26,337	25,272
Long-term debt and mandatorily redeemable securities	34,987	20,046
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	72,893	87,399
Total liabilities	3,935,990	3,838,830

SHAREHOLDERS' EQUITY
Preferred stock; no par value	105,917	104,612
Common stock; no par value	350,278	350,266
Retained earnings	155,633	141,758
Cost of common stock in treasury	(31,723)	(31,943)
Accumulated other comprehensive income	16,218	9,637
Total shareholders' equity	596,323	574,330

Total liabilities and shareholders' equity	$4,532,313	$4,413,160

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Interest income:
Loans and leases	$43,722	$43,436	$129,091	$132,507
Investment securities, taxable	4,931	4,357	15,611	12,600
Investment securities, tax-exempt	1,369	1,651	4,258	5,046
Other	219	297	743	894
Total interest income	50,241	49,741	149,703	151,047

Interest expense:
Deposits	10,790	15,460	34,768	49,662
Short-term borrowings	219	265	613	909
Subordinated notes	1,648	1,648	4,942	4,942
Long-term debt and mandatorily redeemable securities	400	322	1,045	853
Total interest expense	13,057	17,695	41,368	56,366

Net interest income	37,184	32,046	108,335	94,681
Provision for loan and lease losses	5,578	6,469	15,764	22,741
Net interest income after provision for
loan and lease losses	31,606	25,577	92,571	71,940

Noninterest income:
Trust fees	3,870	3,782	11,677	11,473
Service charges on deposit accounts	4,918	5,402	14,813	15,367
Mortgage banking income	2,549	965	3,751	6,874
Insurance commissions	1,180	1,022	3,706	3,614
Equipment rental income	6,495	6,347	19,912	18,896
Other income	2,656	2,022	8,357	6,613
Investment securities and other investment gains	1,083	716	2,059	673
Total noninterest income	22,751	20,256	64,275	63,510

Noninterest expense:
Salaries and employee benefits	18,980	18,425	56,638	55,340
Net occupancy expense	2,200	2,221	6,626	7,095
Furniture and equipment expense	3,227	3,241	9,223	10,487
Depreciation - leased equipment	5,173	5,021	15,841	15,065
Professional fees	1,563	1,020	4,495	2,897
Supplies and communication	1,387	1,473	4,094	4,468
FDIC and other insurance	1,420	1,582	4,761	6,851
Business development and marketing expense	845	655	2,292	1,934
Loan and lease collection and repossession expense	1,449	1,147	5,822	2,776
Other expense	1,566	1,785	4,777	5,646
Total noninterest expense	37,810	36,570	114,569	112,559

Income before income taxes	16,547	9,263	42,277	22,891
Income tax expense	5,344	2,530	13,600	3,624

Net income	11,203	6,733	28,677	19,267
Preferred stock dividends and discount accretion	(1,721)	(1,701)	(5,149)	(4,710)
Net income available to common shareholders	$9,482	$5,032	$23,528	$14,557

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com